Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Phillips Edison Grocery Center Operating Partnership I, L.P.
Phillips Edison & Company, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Phillips Edison Grocery Center Operating Partnership I, L.P.

Fees to Be Paid	Debt	5.250% Senior Notes due 2032	Rule 457(o) (1)	$350,000,000	99.832%	$ 349,412,000	0.00015310	$53,494.98

Phillips Edison & Company, Inc.

Fees to Be Paid	Debt	Guarantees of 5.250% Senior Notes due 2032 (2)	Rule 457(n)	—	—	—	—	—

	Total Offering Amounts					$349,412,000		$53,494.98

	Total Fees Previously Paid							—

	Total Fee Offsets (3)							—

	Net Fee Due							$53,494.98

(1)
The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based
on the proposed maximum aggregate offering price. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for the registration statement on Form
S-3
(Registration Statement Nos.
333-284765
and
333-284765-01)
filed by the registrant with the Securities and Exchange Commission on February 7, 2025.

(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.
(3)	The Registrant does not have any fee offsets.